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SOUND FINANCIAL BANCORP, INC. COMPENSATION RECOVERY POLICY

The Board of Directors (the “Board”) of Sound Financial Bancorp, Inc. (the “Company”) believes that it is in the best interests of the Company and its shareholders to adopt this Compensation Recovery Policy (the “Policy”), which provides for the recovery of certain incentive compensation in the event of an Accounting Restatement (as defined below). This Policy is designed to comply with, and shall be interpreted to be consistent with, Section 10D of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), Rule 10D-1 promulgated under the Exchange Act (“Rule 10D-1”) and Nasdaq Listing Rule 5608 (the “Listing Standards”).1
1.Administration
Except as specifically set forth herein, this Policy shall be administered by the Company’s Compensation Committee (the “Administrator”).2 The Administrator is authorized to interpret and construe this Policy and to make all determinations necessary, appropriate or advisable for the administration of this Policy. Any determinations made by the Administrator shall be final and binding on all affected individuals and the Company and need not be uniform with respect to each individual covered by the Policy. In the administration of this Policy, the Administrator is authorized and directed to consult with Company counsel, the full Board or such other committees of the Board, such as the Company’s Audit Committee, as may be necessary or appropriate.
Subject to any limitation of applicable law, the Administrator may authorize and empower any officer or employee of the Company to take any and all actions necessary or appropriate to carry out the purpose and intent of this Policy (other than with respect to any recovery under this Policy involving such officer or employee).
2.Definitions
As used in this Policy, the following definitions shall apply:
“Accounting Restatement” means an accounting restatement of the Company’s financial statements due to the
Company’s material noncompliance with any financial reporting requirement under
U.S. securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements (commonly referred to as “Big R” restatements), or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period (commonly referred to as “little r” restatements).
“Administrator” has the meaning set forth in Section 1 hereof.
“Applicable Period” means the three completed fiscal years immediately preceding the earlier of

1    Note: This model policy does not include any requirements under Section 304 of the Sarbanes-Oxley Act of 2002, which applies only to a company’s CEO and CFO in cases involving misconduct resulting in a company’s material noncompliance with any financial reporting requirement under the securities laws.
2    Note: This policy may be administered by the Board, the Compensation Committee, Audit Committee or a special committee comprised of members of the Compensation Committee and Audit Committee.
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(i) the date the Board, a committee of the Board, or the officer or officers of the Company authorized to take such action if Board action is not required3, concludes (or reasonably should have concluded) that an Accounting Restatement is required or (ii) the date a regulator, court or other legally authorized entity directs the Company to undertake an Accounting Restatement. The “Applicable Period” also includes any transition period (that results from a change in the Company’s fiscal year) within or immediately following the three completed fiscal years identified in the preceding sentence; except that a transition period that comprises a period of at least nine months shall count as a completed fiscal year.
“Covered Executives” means the Company’s current and former executive officers, as determined by the Administrator in accordance with the definition of “executive officer” set forth in Rule 10D-1 and the Listing Standards.4
“Erroneously Awarded Compensation” has the meaning set forth in Section 5 of this Policy.
“Financial Reporting Measure” is any measure that is determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measure that is derived wholly or in part from such measure and includes “non-GAAP” measures for purposes of Regulation G promulgated under the Exchange Act. Financial Reporting Measures include but are not limited to the following (and any measures derived from the following): Company stock price; total shareholder return (“TSR”); revenues; net income; operating income; operating net income, operating pre- tax pre-provision income, tangible book value, tangible book value per share, profitability or growth of one or more reportable segments; financial ratios (e.g., yield on loans, rates on deposits, efficiency ratio, nonperforming loans to total loans, nonperforming assets to total assets, loans to assets ratio, loans to deposits ratio); liquidity measures (e.g., capital, operating cash flow); return measures (e.g., net interest margin, return on assets, return on equity); earnings measures (e.g., earnings per share); any of such financial reporting measures relative to a peer group, where the Company’s financial reporting measure is subject to an Accounting Restatement; and tax basis income. A Financial Reporting Measure need not be presented within the Company’s financial statements or included in a filing with the Securities and Exchange Commission.
“Incentive-Based Compensation” means any compensation that is granted, earned or vested based wholly or in part upon the attainment of a Financial Reporting Measure. Incentive-Based Compensation is “received” for purposes of this Policy in the Company’s fiscal period during which the Financial Reporting Measure specified in the Incentive-Based Compensation award is attained, even if the payment or grant of such Incentive-Based Compensation occurs after the end of that period. Examples of “Incentive-Based Compensation” include, but are not limited to: non-equity incentive plan awards that are earned based wholly or in part on satisfying a Financial Reporting Measure performance goal; bonuses paid from a “bonus pool,” the size of which is determined based wholly or in part on satisfying a Financial Reporting Measure performance goal; other cash awards based on satisfaction of a Financial Reporting

3 Note: If the Company has determined the body that has the authority to conclude an Accounting Restatement is required—i.e., the Board, a committee of the Board (e.g., Audit Committee), or the officer or officers of the Company authorized to take such action if Board action is not required—this can be revised to specifically indicate that body.
4 Note: The definition of “executive officer” in the final rule is as follows: the issuer’s president, principal financial officer, principal accounting officer (or if there is no such accounting officer, the controller), any vice president of the issuer in charge of a principal business unit, division or function (such as sales, administration or finance), any other officer who performs a policy-making function, or any other person who performs similar policy-making functions for the issuer Executive officers of the issuer’s parent(s) or subsidiaries are deemed executive officers of the issuer if they perform such policy-making functions for the issuer. Policy-making function is not intended to include policy-making functions that are not significant. Identification of an executive officer for purposes of this section would include at a minimum executive officers identified in the Company’s Form 10-K and/or proxy statement for the annual meeting of shareholders.
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Measure performance goal; restricted stock awards, restricted stock units, performance share awards or units, stock options and stock appreciation rights that are granted or become vested based wholly or in part on satisfying a Financial Reporting Measure performance goal; and proceeds received upon the sale of shares acquired through an incentive plan that were granted or vested based wholly or in part on satisfying a Financial Reporting Measure performance goal. Examples of compensation that is not “incentive-based compensation” include, but are not limited to: salaries (except to the extent a salary increase is earned wholly or in part based on the attainment of a Financial Reporting Measure performance goal); bonuses paid solely at the discretion of the Compensation Committee or Board that are not paid from a “bonus pool” that is determined by satisfying a Financial Reporting Measure performance goal; bonuses paid solely upon satisfying one or more subjective standards (e.g., demonstrated leadership) and/or completion of a specified employment period; non-equity incentive plan awards earned solely upon satisfying one or more strategic measures (e.g., consummating a merger or branch acquisition or divestiture), or operational measures (e.g., opening a specified number of branches, completion of a project, increase in market share); and equity awards for which the grant is not contingent upon achieving any Financial Reporting Measure performance goal and vesting is contingent solely upon completion of a specified employment period and/or attaining one or more nonfinancial reporting measures.5
3.Covered Executives; Incentive-Based Compensation
This Policy applies to Incentive-Based Compensation received by a Covered Executive (a) after beginning services as a Covered Executive; (b) if that person served as a Covered Executive at any time during the performance period for such Incentive-Based Compensation; and (c) while the Company had a listed class of securities on a national securities exchange. This Policy does not apply to Incentive-Based Compensation received by a Covered Executive (x) while that person was serving in a non-executive capacity prior to becoming a Covered Executive or
(y) who is a Covered Executive on the date on which the Company is required to prepare an Accounting Restatement but who was not a Covered Executive at any time during the performance period for which the Incentive-Based Compensation is received.
4.Required Recoupment of Erroneously Awarded Compensation in the Event of an Accounting Restatement
In the event the Company is required to prepare an Accounting Restatement, the Company shall promptly recoup the amount of any Erroneously Awarded Compensation received by any Covered Executive, as calculated pursuant to Section 5 hereof, relating to the Applicable Period.
5.Erroneously Awarded Compensation: Amount Subject to Recovery
The amount of “Erroneously Awarded Compensation” subject to recovery under the Policy, as determined by the Administrator, is the amount of Incentive-Based Compensation received by the Covered Executive that exceeds the amount of Incentive-Based Compensation that would have been received by the Covered Executive had such compensation been determined based on the restated amounts.
Erroneously Awarded Compensation shall be computed by the Administrator without regard to any taxes paid by the Covered Executive in respect of the Erroneously Awarded Compensation. By way of example, with respect to any compensation plans or programs that take into account Incentive-Based Compensation, the amount of Erroneously Awarded Compensation subject to recovery hereunder

5 Note: Under ISS’s equity plan score card approach to evaluating equity compensation plans (“EPSC”), ISS will award full points for a policy that authorizes recovery upon a restatement and covers all or most equity-based compensation for all NEOs. This model policy, which adheres to the minimum requirements of Rule 10D-1, will not receive any EPSC points because the policy generally exempts time-vesting equity from the definition of incentive-based compensation.
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includes, but is not limited to, the amount contributed to any notional account based on Erroneously Awarded Compensation and any earnings accrued to date on that notional amount.
For Incentive-Based Compensation based on stock price or TSR: (a) the Administrator shall determine the amount of Erroneously Awarded Compensation based on a reasonable estimate of the effect of the Accounting Restatement on the stock price or TSR upon which the Incentive-Based Compensation was received; and (b) the Company shall maintain documentation of the determination of that reasonable estimate and provide such documentation to The Nasdaq Stock Market (“Nasdaq”) and the Covered Executive.
6.Method of Recoupment
The Administrator shall determine, in its sole discretion, the timing and method for reasonably promptly recouping Erroneously Awarded Compensation hereunder, which may include without limitation (a) seeking reimbursement of all or part of any cash or equity-based award, (b) cancelling prior cash or equity-based awards, whether vested or unvested or paid or unpaid, (c) cancelling or offsetting against any planned future cash or equity-based awards, (d) forfeiture of deferred compensation, subject to compliance with Section 409A of the Internal Revenue Code of 1986, as amended (“IRC”) and the regulations promulgated thereunder and (e) any other method authorized by applicable law or contract. Subject to compliance with any applicable law, the Administrator may affect recovery under this Policy from any amount otherwise payable to the Covered Executive, including amounts payable to such individual under any otherwise applicable Company plan, program or contract, including base salary, bonuses or commissions and compensation previously deferred by the Covered Executive.
The Company is authorized and directed pursuant to this Policy to recoup Erroneously Awarded Compensation in compliance with this Policy unless the [Compensation Committee of the Board] has determined that recovery would be impracticable solely for the following limited reasons, and subject to the following procedural and disclosure requirements:
•The direct expense paid to a third party to assist in enforcing the Policy would exceed the amount to be recovered. Before concluding that it would be impracticable to recover any amount of Erroneously Awarded Compensation based on expense of enforcement, the Administrator must make a reasonable attempt to recover such Erroneously Awarded Compensation, document such reasonable attempt(s) to recover and provide that documentation to Nasdaq;
•Recovery would violate any law of the United States that was adopted prior to November 28, 2022. Before concluding that it would be impracticable to recover any amount of Erroneously Awarded Compensation based on a violation of law, the Administrator must satisfy the applicable opinion and disclosure requirements of Rule 10D-1 and the Listing Standards; or
•Recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of Sections 401(a)(13) or 411(a) of the IRC and the regulations thereunder.
[If litigation becomes necessary to collect any Erroneously Awarded Compensation recoverable under this Policy, the Company shall be entitled to recover from the Covered Executive(s) all of its reasonable attorneys’ fees and costs of enforcement or collection.]6

6 This provision should be discussed; it is not required by Rule 10D-1 or the Listing Standards but is a structure used in other recovery situations.
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7.No Additional Payments
In no event shall the Company be required to award Covered Executives an additional payment if the Accounting Restatement results in a higher Incentive-Based Compensation payment.]7
8.No Indemnification or Reimbursement of Covered Executives
Notwithstanding the terms of any other policy, program, agreement or arrangement, in no event will the Company or any of its affiliates indemnify or reimburse a Covered Executive for any loss under this Policy and in no event will the Company or any of its affiliates pay premiums or reimburse the Covered Executive for premiums he or she paid on any insurance policy that would cover a Covered Executive’s potential obligations with respect to Erroneously Awarded Compensation under this Policy.
9.Administrator Indemnification
Any members of the Administrator, and any other members of the Board or officers of the Company who assist in the administration of this Policy, shall not be personally liable for any action, determination or interpretation made with respect to this Policy and shall be fully indemnified by the Company to the fullest extent under applicable law and Company policy with respect to any such action, determination or interpretation. The foregoing sentence shall not limit any other rights to indemnification of the members of the Board under applicable law or Company policy.
10.Effective Date; Retroactive Application
This Policy shall be effective as of [December 1, 2023] (the “Effective Date”). The terms of this Policy shall apply to any Incentive-Based Compensation that is received by Covered Executives on or after the Effective Date, even if such Incentive-Based Compensation was approved, awarded, granted or paid to Covered Executives prior to the Effective Date. Without limiting the generality of Section 6 hereof, and subject to applicable law, the Administrator may affect recovery under this Policy from any amount of compensation approved, awarded, granted, payable or paid to the Covered Executive prior to, on or after the Effective Date. This Policy shall supersede and replace any existing policy regarding compensation recovery previously approved by the Board.
11.Acknowledgement by Covered Executives; Condition to Eligibility for Incentive-Based Compensation.
The Company will provide notice and seek acknowledgement of this Policy from each Covered Executive in the form attached hereto as Exhibit A, provided that the failure to provide such notice or obtain such acknowledgement will have no impact on the applicability or enforceability of this Policy. After the Effective Date, the Company must be in receipt of a Covered Executive’s acknowledgement as a condition to such Covered
Executive’s eligibility to receive Incentive-Based Compensation awarded or received after such date. All Incentive- Based Compensation subject to this Policy will not be earned, even if already paid, until the Policy ceases to apply to such Incentive-Based Compensation and any other vesting conditions applicable to such Incentive-Based Compensation are satisfied.
12.Amendment; Termination
The Board may amend, modify, supplement, rescind or replace all or any portion of this Policy at any time and from time to time in its discretion, and shall amend this Policy as it deems necessary to comply with applicable law or any rules or standards adopted by a national securities exchange on which the Company’s securities are listed.

7 Not a required provision and is proposed to be included to remove any question and to provide clarity as to what is required in the event of an Accounting Restatement.
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13.Other Recoupment Rights; Company Claims
The Board intends that this Policy shall be applied to the fullest extent of the law. Any right of recoupment under this Policy is in addition to, and not in lieu of, any other remedies or rights of recoupment that may be available to the Company under applicable law or pursuant to the terms of any similar policy in any employment agreement, equity award agreement, or similar agreement and any other legal remedies available to the Company.
Nothing contained in this Policy, and no recoupment or recovery as contemplated by this Policy, shall limit any claims, damages or other legal remedies the Company or any of its affiliates may have against a Covered Executive arising out of or resulting from any actions or omissions by the Covered Executive.
14.Successors
This Policy shall be binding and enforceable against all Covered Executives and their beneficiaries, heirs, executors, administrators or other legal representatives.
15.Exhibit Filing Requirement
A copy of this Policy and any amendments thereto shall be posted on the Company’s website and filed as an exhibit to the Company’s Annual Report on Form 10-K.

Document Approval History
This Document’s Approval Date: October 24, 2023 Previous Approval Date: N/A

Document Management Requirements Maintained by: Chief Executive Officer Reviewed by: Compensation Committee Approved by: Board of Directors
Review Cycle: As needed, but at least annually
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EXHIBIT A
TO BE SIGNED BY THE COMPANY’S EXECUTIVE OFFICERS:8

Compensation Recovery Policy Acknowledgment

The undersigned agrees and acknowledges that I am fully bound by, and subject to, all of the terms and conditions of Sound Financial Bancorp, Inc. Compensation Recovery Policy (as it may be amended, restated, supplemented or otherwise modified from time to time, (the “Policy”). In the event of any inconsistency between the Policy and the terms of any employment agreement to which I am a party, or the terms of any compensation plan, program or agreement under which any compensation has been granted, awarded, earned or paid, the terms of the Policy shall govern. In the event it is determined by the Administrator that any amounts granted, awarded, earned or paid to me must be forfeited or reimbursed to the Company, I will promptly take any action necessary to effectuate such forfeiture and/or reimbursement. Any capitalized terms used in this Acknowledgment without definition shall have the meaning set forth in the Policy.

By:             Date      [Name]

[Title]

8 Note: The acknowledgment is optional and not required by law. The acknowledgment serves to put the executives on notice of the new Dodd-Frank compensation recovery requirements and may aid the Company in its efforts to enforce the policy and recoup amounts already paid, particularly from former employees.
Sound Community Bank                                Compensation Recovery Policy